Exhibit 4.1

CIPHER MINING INC.

WARRANT

This warrant and the securities issuable upon exercise of this warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. This warrant and the securities issuable upon exercise of this warrant may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such warrant and the securities issuable upon exercise of such warrant may only be transferred if the issuer and, if applicable, the transfer agent for such warrant and the securities issuable upon exercise of such warrant has received documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act.

THIS WARRANT AGREEMENT, dated as of September 24, 2025 (this “Warrant”), is by and between (a) Cipher Mining Inc., a Delaware corporation (the “Corporation”), and (b) Google LLC, a Delaware limited liability company (the “Holder”). The Corporation and the Holder are sometimes referred to herein collectively as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in Section 1.01.

WHEREAS, as of the date hereof, the Holder has entered into that certain Recognition Agreement (the “Recognition Agreement”), among Cipher Barber Lake LLC, a Delaware limited liability company and an indirect subsidiary of the Corporation (“Barber Lake”), Fluidstack USA II Inc., a Delaware corporation (“Fluidstack”), and the Holder, pursuant to which the Holder has agreed to guaranty (the “Google Guaranty”) certain obligations of Fluidstack under that certain Datacenter Lease (the “Fluidstack Lease”), dated as of the date hereof, between Barber Lake and Fluidstack;

WHEREAS, the Google Guaranty shall become effective as of the Commencement Date (as defined in the Fluidstack Lease);

WHEREAS, as a condition to receiving this Warrant prior to the effectiveness of the Google Guaranty, the Holder has agreed to pledge this Warrant for the benefit of lenders to the Corporation and/or its subsidiaries, pursuant to a customary Warrant Pledge Agreement (the “Warrant Pledge Agreement”), until such time as the Google Guaranty becomes effective on the Commencement Date or such time as the credit facility to be entered into in connection with the transactions contemplated hereby, by and among Barber Lake and the lenders identified therein (including any refinancing or replacement thereof, the “Credit Facility”) has been repaid in full or otherwise terminated;

WHEREAS, in consideration for the Holder providing the Google Guaranty, the Corporation has agreed to issue to the Holder warrants to purchase 24,178,576 Common Shares for an exercise price of $0.01 per Common Share; and

WHEREAS, this Warrant is intended to set forth the terms and conditions of the right to purchase such Common Shares.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions and References

Section 1.01 Definitions. As used herein, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2.02, multiplied by (b) the then-current Exercise Price.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

“Cash Amount” has the meaning assigned to such term in Section 2.03.

“Cash Settlement” has the meaning assigned to such term in Section 2.03.

“Cash Settlement Warrant Shares” has the meaning assigned to such term in Section 2.03.

“Charter Amendment” means an amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation to increase the number of Common Shares authorized for issuance by an amount sufficient to permit the issuance of any mandatorily issuable Warrant Shares upon the exercise of this Warrant in full.

“Common Shares” means the shares of common stock, par value $0.001 per share, of the Corporation.

“Convertible Bond Shares” means (i) any Common Shares actually issued in respect of the $172.5 million aggregate principal amount of convertible notes issued by the Corporation on May 22, 2025 and (ii) any Common Shares actually issued in respect of convertible notes to be issued by the Corporation in connection with the transactions contemplated hereby.

“Corporation” has the meaning set forth in the preamble.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“Exercise Certificate” has the meaning assigned to such term in Section 3.01(a).

“Exercise Date” means, for any given exercise of a Warrant, the earliest date that is a Business Day on which the conditions to such exercise as set forth in Section 3.01 shall have been satisfied at or prior to 5:00 p.m., New York City time.

“Exercise Period” means the period beginning the earlier of (i) the Commencement Date and (ii) the Outside Completion Date and ending at 5:00 p.m., New York City time, on September 24, 2030.

“Exercise Price” means $0.01 per Common Share, as may be adjusted pursuant to Article 4 hereof.

“Fundamental Transaction” means, whether through one transaction or a series of related transactions, any (a) recapitalization of the Corporation, (b) reclassification of the stock of the Corporation (other than (i) a change in par value, from par value to no par value, from no par value to par value or (ii) as a result of a stock dividend or subdivision, split up or combination of shares to which Section 4.01 applies), (c) consolidation or merger of the Corporation with and into another Person or of another Person with and into the Corporation (whether or not the Corporation is the surviving corporation of such consolidation or merger), (d) sale or lease of all or substantially all of the Corporation’s assets (on a consolidated basis), (e) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Shares or greater than 50% of the voting power of the common equity of the Corporation, (f) the Corporation, directly or indirectly, consummates a stock or share purchase agreement or other business combination with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Shares or 50% or more of the voting power of the common equity of the Corporation or (g) other similar transaction, in each case, that entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Shares.

“Google Guaranty” has the meaning set forth in the recitals.

“Holder” has the meaning set forth in the preamble.

“HSR Act” has the meaning assigned to such term in Section 6.07.

“Issue Date” means September 24, 2025.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Notice of Transfer” means a Notice of Transfer substantially in the form of Exhibit B.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Preferred Shares” means the shares of preferred stock, par value $0.001 per share, of the Corporation.

“Securities” has the meaning assigned to such term in Section 5.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Amount” has the meaning assigned to such term in Section 3.08.

“Stockholder Approval” means the approval, by the affirmative vote of the holders of a majority of the outstanding voting power of the common equity of the Corporation entitled to vote thereon, of the Charter Amendment.

“Successor Affiliate” has the meaning assigned to such term in Section 6.02.

“Transfer” has the meaning assigned to such term in Section 6.02.

“Transfer Agent” means the entity designated by the Corporation to act as transfer agent for the Common Shares.

“VWAP Price” means, as of a particular date, the volume-weighted average trading price, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CIFR <equity> AQR” (or its equivalent successor if such page is not available), as adjusted for splits, combinations and other similar transactions, of a Common Share for the consecutive period of ten Business Days ending two Business Days prior to such date, except that if the Common Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Warrant” has the meaning set forth in the preamble.

“Warrant Register” has the meaning assigned to such term in Section 6.05.

“Warrant Shares” has the meaning assigned to such term in Section 2.01.

Section 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:

(a)        “herein,” “hereto” or “hereof” and other words of similar import refer to this Warrant as a whole and not to any particular Section, Article or other subdivision;

(b)        the word “including” is not limiting and means “including without limitation”;

(c)        definitions will be equally applicable to both the singular and plural forms of the terms defined;

(d)        all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Warrant unless otherwise indicated;

(e)        all exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Warrant as if set forth in full herein, and any capitalized terms used in any exhibit but not otherwise defined therein will have the meaning as defined in this Warrant or in the Fluidstack Lease;

(f)        all references to a Party include such Party’s successors and permitted assigns;

(g)        any reference to “$” or “dollars” means United States dollars; and

(h)        references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

Article 2

Issuance, Exercise and Expiration of Warrant

Section 2.01 Issuance of Warrant. Subject to the terms and conditions hereof, including Section 2.03, this Warrant shall represent the right to purchase from the Corporation up to 24,178,576 Common Shares for an exercise price of $0.01 per Common Share; provided that if and to the extent that any Convertible Bond Shares are issued, the number of Common Shares issuable in respect of this Warrant shall be increased by a multiple equal to (i) 488,773,222 plus the number of Convertible Bond Shares issued divided by (ii) 488,773,222. The Common Shares issuable upon exercise of the warrants described in the immediately preceding sentence, as may be adjusted from time to time pursuant to Article 4 hereof (the “Warrant Shares”). The Corporation shall have the option to elect, in its sole discretion, a Cash Settlement with respect to any exercise of this Warrant, in whole or in part, on the terms set forth in Section 2.03 below.

Section 2.02 Exercise of Warrant.

(a)       Subject to the terms and conditions hereof, and pursuant to the procedures set forth in Section 3.01, the Holder may exercise such right to purchase with respect to all or any part of this Warrant Shares at any time or from time to time on any Business Day during the Exercise Period.

(b)       For the avoidance of doubt, upon the commencement of the Exercise Period, no Warrants shall be subject to any vesting, cancellation or deemed cancellation.

(c)       This Warrant shall have no voting rights until exercised for Warrant Shares.

Section 2.03 Cash Exercise. Notwithstanding anything in this Warrant to the contrary, upon the exercise of this Warrant, in whole or in part, the Corporation shall, at its election, have the option to pay to the Holder cash in lieu of issuing Warrant Shares pursuant to Section 2.01 (such manner of settlement, a “Cash Settlement”) if, and only if, the Corporation has not yet obtained the Stockholder Approval. With respect to any exercise of this Warrant, the number of Warrant Shares not issued solely because of the Corporation’s Cash Settlement election shall be referred to as the “Cash Settlement Warrant Shares”. The cash payable by the Corporation with respect to any Cash Settlement shall be equal to the product of (x) the Cash Settlement Warrant Shares and (y) the then-applicable VWAP Price (the “Cash Amount”). Notwithstanding the foregoing, in the event the Corporation elects a Cash Settlement and the product of (1) the number of Warrant Shares elected to be issued and (2) the then-applicable VWAP Price would be less than $50 million, the totality of the portion of the Warrant that has been exercised shall instead be paid in cash in lieu of issuing any Warrant Shares.

Section 2.04 Expiration of Warrant. The right to purchase the Warrant Shares pursuant to this Warrant shall terminate and become void following the end of the Exercise Period.

Article 3

Exercise Procedure

Section 3.01 Conditions to Exercise. The Holder, at its election, may exercise this Warrant during the Exercise Period upon (and only upon):

(a)        execution and delivery of an Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), duly completed (including specifying the number of Warrant Shares to be purchased and the Exercise Price in connection with such exercise); and

(b)        payment to the Corporation of the Aggregate Exercise Price for such exercise in accordance with Section 3.02.

Section 3.02 Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Corporation by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price.

Section 3.03 Delivery of Warrant Shares or Cash Settlement. As promptly as reasonably practicable on or after the Exercise Date, and in any event within two Business Days thereafter, the Corporation shall cause the Transfer Agent to issue book-entry interests representing the number of Warrant Shares issuable on such Exercise Date to the account designated by the Holder in the Exercise Certificate, unless a Cash Settlement has been made pursuant to Section 2.03, in which case the applicable Cash Amount shall be paid within three Business Days of the Exercise Date by wire transfer of immediately available funds to the account designated by the Holder in the Exercise Certificate.

Section 3.04 Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. In lieu of any fraction of a Warrant Share that the Holder would otherwise be entitled to receive upon such exercise, the Corporation shall round down any such fractional share to the nearest whole share and pay to the Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction of a Warrant Share multiplied by (ii) the fair market value of one Warrant Share on the Exercise Date.

Section 3.05 Warrant Register; Replacement Warrant. Unless this Warrant shall have been fully exercised, the Corporation shall, at the time of delivery of the Warrant Shares being issued in accordance with this Article 3, provide by notation in the Warrant Register the number, if any, of Warrant Shares that remain subject to purchase by the Holder upon exercise and the Corporation shall cause a replacement Warrant in the form of this Warrant for the unexercised portion of Warrant Shares to be issued to the Holder, for no additional consideration.

Section 3.06 Valid Issuance of Warrant and Warrant Shares. With respect to the execution and delivery of this Warrant and each exercise of this Warrant, the Corporation hereby represents, warrants, covenants and agrees:

(a)        As of the close of business on September 12, 2025, the authorized capital stock of the Corporation consisted of: (i) 500,000,000 Common Shares, of which 393,286,007 shares are issued and outstanding (not including 1,797,987 Common Shares held in treasury); and (ii) 10,000,000 Preferred Shares, none of which are issued and outstanding. As of the Business Day immediately preceding the date of this Warrant, the Corporation has reserved 36,434,649 Common Shares for issuance to employees, consultants and directors, including (i) 16,234,004 Common Shares reserved for issuance pursuant to outstanding restricted stock units, (ii) 6,748,653 Common Shares reserved for issuance pursuant to outstanding performance stock units (assuming any performance-based conditions are fully satisfied at maximum performance levels) and (iii) 13,451,992 Common Shares reserved for issuance pursuant to the Cipher Mining Inc. 2021 Incentive Award Plan. Except for the: (w) Warrant and the Warrant Shares; (x) shares reserved for issuance and described in the preceding sentence; (y) warrants to purchase up to 8,613,980 Common Shares; and (z) convertible notes in an aggregate principal amount of $172.5 million, there are no options, warrants or other rights (including conversion rights) to purchase any of the Corporation’s authorized and unissued capital stock.

(b)       The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(c)        The Corporation has the corporate power and authority to execute and deliver this Warrant and to perform its obligations hereunder, subject only to the Board approval of, and the filing of, the Charter Amendment and receipt of the Stockholder Approval. The Corporation has taken all corporate actions or proceedings required to be taken by or on the part of the Corporation to authorize and permit the execution and delivery by the Corporation of this Warrant and the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby, subject only to the Board approval of, and the filing of, the Charter Amendment and receipt of the Stockholder Approval. This Warrant has been duly executed and delivered by the Corporation, and assuming the due authorization, execution and delivery by the Holder, constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)        The execution and delivery by the Corporation of this Warrant, the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby will not violate (i) any provision of law, statute, rule or regulation applicable to the Corporation, (ii) the certificate of incorporation or bylaws of the Corporation, (iii) any applicable order of any court or any rule, regulation or order of any governmental authority applicable to the Corporation or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Corporation is a party or by which its property is or may be bound, except, in each case, for any such violation that would not impair in any material way the Corporation’s ability to perform its obligations under this Warrant and the Board approval of, and the filing of, the Charter Amendment and receipt of the Stockholder Approval.

(e)        Assuming the accuracy of the Holder’s several representations and warranties set forth in Article 5, the issuance of this Warrant (and the issuance of the Warrant Shares upon exercise of this Warrant) is exempt from the registration requirements of the Securities Act and all other applicable state blue sky or other securities laws, statutes, rules or regulations.

(f)        None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than the Holder and its Affiliates), directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of this Warrant. None of the Corporation, its Affiliates or any Person acting on any of their behalf (other than the Holder and its Affiliates) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) promulgated under the Securities Act) in connection with the issuance of this Warrant.

(g)        This Warrant has been duly authorized and is validly issued.

(h)        Each Warrant Share issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, validly issued, fully paid and non-assessable, and free from preemptive or similar rights and free from all taxes, liens and charges with respect thereto (other than liens and charges arising solely from the actions and circumstances of the Holder).

(i)        At all times after the receipt of the Stockholder Approval and the filing of the Charter Amendment and during the Exercise Period the Corporation will maintain authorized and reserved for issuance solely for the purpose of effecting the exercise of this Warrant, such number of Common Shares as are then and from time to time subject to mandatory issuance upon the exercise in whole of this Warrant, which shares have not been subscribed for or otherwise committed or issued.

(j)        The Corporation shall take all such action as many be necessary to ensure the par value per Warrant Share will at all times during the Exercise Period be less than or equal to the Exercise Price.

(k)        The Corporation shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Corporation of its certificate of incorporation, bylaws or any other constituent document and of any applicable law, statute, rule or regulation or any requirements of any securities exchange upon which the Common Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which will be promptly delivered by the Corporation upon each such issuance).

(l)        The Corporation shall use commercially reasonable efforts to cause the Warrant Shares, promptly upon such exercise, to be listed on the NASDAQ or any domestic securities exchange upon which Common Shares are listed at the time of such exercise.

(m)        The Corporation shall pay all expenses in connection with, and all taxes (other than United States federal, state or local income taxes) and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant.

Section 3.07 Automatic Conversion Upon Expiration. If, at the end of the Exercise Period, the fair market value of one Common Share (or other security issuable upon the exercise hereof) is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised on a net basis as to all Warrant Shares for which it shall not previously have been exercised, and the Corporation shall, within a reasonable time, issue book-entry interests representing the Warrant Shares issued upon such exercise to the Holder (or conduct a Cash Settlement if permitted pursuant to Section 2.03). For purposes of any net exercise pursuant to this Section 3.07, the Holder shall be entitled to the number of Common Shares (or Cash Settlement Warrant Shares) equal to (i) (x) the difference between (a) the then-applicable VWAP Price and (b) the Exercise Price times (y) the number of Common Shares being exercised, divided by (ii) the then-applicable VWAP Price.

Section 3.08 Top-Up Payment or Shares. If, on the Business Day preceding the Exercise Period, the product of (i) the then-applicable VWAP Price and (ii) the number of Warrant Shares issuable pursuant to Section 2.01 does not exceed $430 million (any such difference, the “Shortfall Amount”), the Corporation shall (x) issue to the Holder additional Common Shares (with such number of Common Shares calculated as determined by the Shortfall Amount divided by the then-applicable VWAP Price) and/or (y) make an additional cash payment to the Holder, in any combination at the election of the Corporation but in an aggregate amount equal to the Shortfall Amount, pursuant to the delivery procedures set forth in Section 3.03. For the avoidance of doubt, (i) if the Corporation issues additional shares to the Holder pursuant to this Section 3.08, in no event shall the Holder be required to pay the Corporation consideration for such additional shares in excess of the Exercise Price and (ii) the Corporation shall not issue additional Common Shares (and shall only make payments in cash) if such issuance would require the approval by the stockholders of the Corporation pursuant to applicable law or securities exchange rule without first obtaining such approval.

Article 4

Adjustment to Number of Warrant Shares

Section 4.01 Adjustment to Number of Warrant Shares. If the Corporation, at any time after the Issue Date but prior to the end of the Exercise Period (or, if earlier, the exercise in full of this Warrant), (a) makes or declares a dividend or other distribution (in part or in full) on its outstanding Common Shares payable in Equity Interests of the Corporation, (b) subdivides (by any split, recapitalization or otherwise)

its outstanding Common Shares into a greater number of Common Shares or (c) combines (by combination, reverse split or otherwise) its outstanding Common Shares into a smaller number of Common Shares, then the remaining number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such dividend, distribution, subdivision, combination or issuance shall be proportionately adjusted so the Holder will thereafter receive upon exercise in full of this Warrant the aggregate number and kind of shares of Equity Interests of the Corporation that the Holder would have owned immediately following such action if this Warrant had been exercised in full immediately before the record date for such action. Any adjustment under this Section 4.01 shall become effective at the close of business on the record date of the dividend, distribution, subdivision or combination (or, if no record date is set (whether by action of the Corporation, through statute or otherwise), the date the dividend, distribution, subdivision or combination becomes effective). If any such event is announced or declared and the Warrant Shares are adjusted pursuant to this Section 4.01 but such event does not occur, the Warrant Shares shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the number of Warrant Shares that would then be in effect if such event had not been declared. Whenever the number of Warrant Shares subject to this Warrant is adjusted pursuant to this Section 4.01, the Corporation shall provide the notice required by Section 6.01.

Section 4.02 Dissolution, Liquidation or Winding Up. If the Corporation, at any time after the Issue Date but prior to the end of the Exercise Period (or, if earlier, the exercise in full of this Warrant), commences a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then (a) the Holder of this Warrant shall receive the kind and number of other securities or assets which the Holder would have been entitled to receive if the Holder had exercised in full this Warrant and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise immediately prior to the time of such dissolution, liquidation or winding up, and (b) the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or assets deliverable upon such dissolution, liquidation or winding up.

Section 4.03 Fundamental Transactions. If the Corporation, at any time after the Issue Date but prior to the end of the Exercise Period (or, if earlier, the exercise in full of this Warrant), effects any Fundamental Transaction, then upon consummation of such Fundamental Transaction, this Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of this Warrant would have owned immediately after such Fundamental Transaction if the Holder had exercised in full this Warrant immediately before the effective date of such Fundamental Transaction; provided, if the holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the alternate consideration it receives upon any exercise of this Warrant in connection with such Fundamental Transaction. With respect to any Fundamental Transaction that the Corporation has not publicly announced at least 15 days prior to the consummation of such Fundamental Transaction, (a) the Corporation will deliver to the Holder written notice of such Fundamental Transaction at least 15 days prior to the consummation of such Fundamental Transaction (which written notice will be treated as confidential by the Holder), and (b) the Holder agrees not to exercise this Warrant (or any portion thereof) during the two Business Days immediately preceding the consummation of such Fundamental Transaction. If this Section 4.03 applies to a transaction, Section 3.08 and Section 4.01 shall not apply.

Section 4.04 Exercise Price in the Event of an Adjustment in Number of Warrant Shares. Upon any adjustment of the number of Warrant Shares subject to this Warrant pursuant to this Article 4, the Exercise Price per Warrant Share subject to issuance upon exercise of this Warrant shall be adjusted concurrently thereto to equal the product of (a) $0.01 (or if the Exercise Price has been previously adjusted, then at such adjusted Exercise Price), times (b) a fraction, of which the numerator is the total number of Warrant Shares subject to issuance upon the exercise of this Warrant before giving effect to the adjustment, and the denominator is the total number of Warrant Shares subject to issuance upon the exercise of this Warrants as so adjusted.

Article 5

Representations of Holder

Section 5.01 Investment Intent. The Holder represents and warrants that it is acquiring this Warrant and the Common Shares underlying this Warrant (collectively, the “Securities”), solely for its beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities in violation of applicable securities laws.

Section 5.02 Unregistered Securities. The Holder represents and warrants that it understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof, the availability of which depend in part upon the bona fide nature of its investment intent and upon the accuracy of its representations made herein.

Section 5.03 Reliance. The Holder represents and warrants that it understands that the Corporation is relying in part upon the representations and agreements of the Holder contained herein for the purpose of determining whether the offer, sale and issuance of the Securities meet the requirements for such exemptions described in Section 5.02.

Section 5.04 Accredited Investor. The Holder represents and warrants that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 5.05 Sophisticated Investor. The Holder represents and warrants that it has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Securities, including experience in and knowledge of the industry in which the Corporation operates.

Section 5.06 Restricted Securities. The Holder represents and warrants that it understands that the Securities will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that it may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

Section 5.07 Information. The Holder represents and warrants that it has been furnished by the Corporation all information (or provided access to all information) regarding the business and financial condition of the Corporation, its expected plans for future business activities, the attributes of the Securities, and the merits and risks of an investment in such Securities which it has requested or otherwise needs to evaluate the investment in such Securities; that in making the proposed investment decision, the Holder is relying solely on such information, the representations, warranties and agreements of the Corporation contained herein and on investigations made by it and its representatives; that the offer to sell the Securities hereunder was communicated to the Holder in such a manner that it was able to ask questions of and receive answers from the management of the Corporation concerning the terms and conditions of the proposed transaction and that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation; and the Holder recognizes that an investment in the Securities involves risks and can result in a total loss of all funds invested.

Section 5.08 Non-Reliance. Notwithstanding anything in this Warrant to the contrary, the Holder hereby acknowledges, with respect to itself, that the Corporation may possess material non-public information with respect to the Corporation and/or its securities not known to the Holder as of the date hereof or at a time when the Holder exercises its right to purchase Warrant Shares pursuant to this Warrant and that any such information may impact the value of the Warrant and the Warrant Shares. The Holder with respect to itself irrevocably waives any claim, or potential claim, that it may have based on the failure of the Corporation or its Affiliates, officers, directors, employees, agents or other representatives to disclose such information in connection with the execution and delivery of this Warrant or the purchase of Warrant Shares hereunder; provided, however, notwithstanding anything in this Section 5.08 or otherwise to the contrary, the Holder does not and shall not be deemed to have waived or otherwise compromised any rights or claims based upon or arising out of (i) the Corporation’s disclosure obligations under the federal securities laws with respect to any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in any public statement or filing made by the Corporation pursuant to the Securities Exchange Act of 1934, as amended, or (ii) any breach or inaccuracy of any representation or warranty of the Corporation in this Warrant or the Google Guaranty. The Holder with respect to itself acknowledges that the Corporation would not enter into this Warrant in the absence of the agreements set forth in this Section 5.08.

Article 6

OTHER AGREEMENTS

Section 6.01 Notice of Adjustment. Upon any adjustment of the number of Warrant Shares subject to a Warrant and the Exercise Price pursuant to Article 4 hereof, the Corporation shall promptly thereafter cause to be given to the Holder written notice of such adjustments. Where appropriate, such notice may be given in advance. Such notice shall be delivered in accordance with Section 6.10 and shall state (a) the event giving rise to the adjustment, (b) the effective date of the adjustment and (c) the adjustment to the number of Warrant Shares subject to this Warrant and the adjusted Exercise Price pursuant to Article 4 hereof.

Section 6.02 Transfer of Warrant and Warrant Shares. Prior to the Exercise Period, except as contemplated by the Warrant Pledge Agreement, the Holder may not sell, transfer, assign, pledge, hypothecate, mortgage, dispose of or in any way encumber (“Transfer”) this Warrant (or any portion thereof) to another Person; provided, that (i) the Holder may Transfer this Warrant (in whole but not in part) to any of the Holder’s Affiliates (a “Successor Affiliate”) if such Successor Affiliate expressly assumes and agrees to succeed to, in writing reasonably satisfactory to the Corporation, all the rights and obligations of the Holder under this Warrant and (ii) the parties to any Transfer pursuant to the foregoing clause (i) deliver a Notice of Transfer to the Corporation. Except as permitted pursuant to the immediately foregoing sentence, any Transfer of this Warrant prior to the Exercise Period shall be void ab initio. Notwithstanding the foregoing or anything to the contrary in the Warrant Pledge Agreement, the Holder shall in no event Transfer this Warrant (or any portion thereof) to any Person that is not a United States Person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended and any purported Transfer of this Warrant (or any portion thereof) to any such Person shall be void ab initio. Upon delivery to the Corporation of a Notice of Transfer to a Successor Affiliate, the Corporation shall promptly update the Warrant Register to reflect such Transfer. After the commencement of the Exercise Period, subject to the terms of the Warrant Pledge Agreement, no Transfer restrictions shall apply hereunder.

Section 6.03 Holder Not Deemed Stockholder. The Holder acknowledges that this Warrant does not confer upon the Holder any right to vote or receive dividends or confer upon the Holder any of the rights of a stockholder of the Corporation.

Section 6.04 Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 6.04 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that the Holder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except, in the case of any Warrant Shares, under circumstances that will not result in a violation of the Securities Act. All Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation reasonably satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 6.05 Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any exercises thereof (the “Warrant Register”).

Section 6.06 Stockholder Approval. The Corporation shall use its reasonable best efforts to promptly, and in any event prior to the first day of the Exercise Period, obtain the Stockholder Approval and file the Charter Amendment.

Section 6.07 Other Cooperation. If the purchase of any portion of Warrant Shares upon the exercise of any portion of the Warrant would give rise to a filing obligation on the part of the Holder under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other similar foreign laws on the part of the Holder or its ultimate parent entity (as that term is defined in the HSR Act), then with respect to any filing under the HSR Act or other similar foreign law, the Corporation will, in consultation and cooperation with the Holder, file or submit, and assist the Holder with any filing, submission or notification it makes, in connection with the exercise of this Warrant with or to any governmental entity any filing, report or notification necessary or advisable in connection with any antitrust, competition or merger control law applicable to such exercise and cooperate with the Holder, to obtain as promptly as practicable all approvals, authorizations, terminations or expiration of applicable periods and clearances in connection therewith. If any such approval, authorization, termination or clearance is required to permit the Holder to purchase any Warrant Shares for which an Exercise Certificate has been delivered to the Corporation but has not been obtained by the end of the Exercise Period, the Exercise Period shall be deemed to be extended until such approval, authorization or clearance has been obtained, or termination or expiration of any applicable waiting period has occurred.

Section 6.08 Tax Treatment. The Parties will report the transaction for U.S. tax purposes as a transfer of the Warrant Shares to the Holder on the first day of the Exercise Period as consideration for the Google Guaranty.

Section 6.09 IRS Form W-9. Holder shall deliver to the Corporation a properly executed Internal Revenue Service Form W-9 on or prior to the Commencement Date.

Section 6.10 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Corporation:

Cipher Mining Inc.

1 Vanderbilt Avenue, Floor 54, New York, NY 10017

Email: legal@ciphermining.com

Attention: William Iwaschuk

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Email: michael.davis@davispolk.com; david.penna@davispolk.com

Attention: Michael Davis; David Penna

If to a Holder:

To its address set forth on its signature page to this Warrant

Unless otherwise specified herein, such notices or other communications will be deemed given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 p.m. in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to the other Party hereto.

Section 6.11 Entire Agreement. This Warrant is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Warrant supersedes all prior agreements and understandings between the Parties with respect to such subject matter hereof.

Section 6.12 Assignment by the Corporation. The Corporation may not, without the prior written consent of the Holder, sell, transfer (by operation of law or otherwise, except in connection with a Fundamental Transaction in compliance herewith) or assign this Warrant or any of its rights or obligations hereunder.

Section 6.13 No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation and the Holder and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant, other than pursuant to the terms of the Warrant Pledge Agreement.

Section 6.14 Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 6.15 Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by the Corporation or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.16 Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.17 Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 6.18 Submission to Jurisdiction. To the fullest extent permitted by law, each Party hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim arising out of this Warrant or the transactions contemplated hereby, in the courts of the State of New York located in New York County, New York and in the federal courts in the Southern District of New York. Service of process, summons, notice or other document by certified or registered mail to such Party’s address for receipt of notices pursuant to Section 6.10 shall be effective service of process for any suit, action or other proceeding brought in any such court. To the fullest extent permitted by law, each Party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in such courts and hereby further waives any claim that any suit, legal action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 6.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally WAIVES any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

Section 6.20 Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Warrant and that each Party, in its sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Warrant.

Section 6.21 Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 6.22 No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 6.23 Warrant Pledge Agreement. Upon the request of the Corporation, the Holder shall enter into the Warrant Pledge Agreement; provided that the Warrant Pledge Agreement shall expire by its terms on the Commencement Date or such other termination and/or repayment of the Credit Facility.

Section 6.24 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (without any obligation for surety or bond), or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Corporation will issue, in lieu thereof, a new Warrant of like tenor.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation has duly executed this Warrant as of the date first set forth above.

CIPHER MINING INC.

By:	/s/ William Iwaschuk
Name:	William Iwaschuk
Title:	Co-President & Chief Legal Officer

SIGNATURE PAGE TO WARRANT

Accepted and agreed by:

GOOGLE LLC, as Holder

By:	/s/ Nicolas Coons
	Name:	Nicolas Coons
	Title:	Assistant Treasurer

Address for Notices:

Attention: Legal Department

1600 Amphitheatre Parkway

Mountain View, CA 94043

legal-notices@google.com

SIGNATURE PAGE TO WARRANT

EXHIBIT A

CIPHER MINING INC.
WARRANT EXERCISE CERTIFICATE

______________, 20____

TO [__________]:

As of the date hereof, the undersigned Holder has the right under the Warrant Agreement, dated as of September 24, 2025, by Cipher Mining Inc., a Delaware corporation, and the holder named therein (the “Warrant”) to purchase up to ______________________ Warrant Shares for an exercise price of $0.01 per share. Upon payment of the Aggregate Exercise Price, the undersigned Holder hereby irrevocably elects to exercise its right represented by the Warrant to purchase ______Warrant Shares (or receive the applicable Cash Settlement Warrant Shares, if permitted pursuant to the Warrant), and requests that the Warrant Shares be issued in the following name:

Name:

Address

Federal Tax Identification or Social Security No.

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable by the undersigned Holder upon exercise of the Warrant, that the Corporation make appropriate notation in the Warrant Register to reflect the Warrant Shares that remain subject to purchase upon exercise of the Warrant after giving effect to this Warrant Exercise Certificate.

The undersigned Holder directs payment with respect to a Cash Settlement, if applicable, to be made in accordance with the following wire instructions:

Bank Name and Address: __________________________________________

ABA/Routing Number: ____________________________________________

Beneficiary Account Name: ________________________________________

Beneficiary Account Number: ______________________________________

Special Instructions: ______________________________________________

Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in the Warrant.

* * * * * * *

Exhibit A

Sincerely,
[ ]

By:
Name:
Title:

Exhibit A

EXHIBIT B

Notice of Transfer

FOR VALUE RECEIVED, the foregoing Warrant (or portion thereof) and all rights evidenced thereby are hereby assigned to

Name:  ______________________________________________________________ (“Assignee”)

(please print)

Address:  ________________________________________________________________________

(please print)

Assignee agrees to take and hold the Warrant and any shares of stock to be issued upon exercise of the rights thereunder subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.

______________, 20____

Holder’s Signature: ______________________________________________________________

Holder’s Address: ______________________________________________________________

Assignee’s Signature: ______________________________________________________________

Assignee’s Address: ______________________________________________________________

NOTE: The signature to this Notice of Transfer must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant (or portion thereof).

Exhibit B